Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces Second Quarter Results

WESTBROOK, Maine, July 23, 2010 — IDEXX Laboratories, Inc. (NASDAQ: IDXX) (otherwise referred to herein as “IDEXX,” “the Company,” “we,” and “our”), today reported that revenues for the second quarter of 2010 increased 6% to $281.5 million, from $265.7 million for the second quarter of 2009. Organic revenue growth, as defined below, was 5%. Earnings per diluted share (“EPS”) for the quarter ended June 30, 2010 increased 13% to $0.62, compared to $0.55 for the same period in the prior year.

Organic revenue growth excludes the impact of changes in foreign currency exchange rates and revenue from businesses acquired or divested subsequent to the beginning of the prior year period, each of which contributed less than 1% to revenue growth in the second quarter of 2010.

“I am very pleased with our second quarter results,” stated Jonathan Ayers, Chairman and Chief Executive Officer. “Our achievement of 5% organic revenue growth in an economic environment that remains challenging is a testament to our continued success in bringing innovative products and services to our veterinary and other customers. Earnings were ahead of our projection in April despite currency headwinds caused by a stronger U.S. dollar. This performance was due to continued gains in operating efficiency and our focus on disciplined expense management.

Capital placements in the second quarter were strong, led by sales of our Catalyst Dx® chemistry analyzer and our line of digital radiography systems. Total chemistry placements for the quarter, which include our VetTest® and Catalyst Dx® analyzers, grew nearly 15% to 950, of which 556 were Catalyst Dx® analyzers. We remain on track to place 2,400 Catalyst Dx® analyzers in 2010. Already in the third quarter we have launched ProCyte Dx™, our new hematology analyzer, and early customer response to this revolutionary new instrument has been highly enthusiastic.

We remain confident in the fundamental strength of our business model and in the long-term growth prospects for our core markets. Our focus on operating efficiency and disciplined expense management has enabled us to maintain our full year earnings per share guidance despite the strengthening of the U.S. dollar since we provided guidance in April and a slightly more conservative view of the pace of the recovery in our markets.”

IDEXX Announces Second Quarter Results
July 23, 2010

Revenue Performance
Please refer to the table below entitled “Revenues and Revenue Growth Analysis by Product and Service Categories” in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group (“CAG”) revenues for the second quarter of 2010 were $232.3 million compared to $217.3 million for the second quarter of 2009. Changes in foreign currency exchange rates and incremental revenues attributable to a business acquired in August 2009 each contributed less than 1% to revenue growth. Organic growth of 6% was primarily the result of higher testing volume in our laboratory diagnostic and consulting services business and increased sales volume of IDEXX VetLab® instruments and consumables. To a lesser extent, organic growth was favorably impacted by higher sales volume of companion animal radiography systems. These favorable effects were partly offset by lower average unit sales prices resulting from economic and competitive conditions.

Water. Water segment revenues for the second quarter of 2010 were $19.4 million compared to $19.2 million for the second quarter of 2009. Changes in foreign currency exchange rates contributed less than 1% to revenue growth. Organic revenue growth of 1% was the result of higher Colilert® sales volume, partly offset by higher relative sales of Colilert® products in geographies where products are sold at lower unit sales prices.

Livestock and Poultry Diagnostics. During the second quarter of 2010, we changed the name of our Production Animal Services segment to Livestock and Poultry Diagnostics (“LPD”) to more accurately describe to customers and others the products and services provided by this business. LPD revenues for the second quarter of 2010 were $19.2 million compared to $19.6 million for the second quarter of 2009. The decline in revenue was attributable to changes in foreign currency exchange rates, partly offset by organic revenue growth of less than 1% as higher sales volumes of certain bovine tests were substantially offset by lower average unit sales prices for certain bovine tests and lower sales volumes of certain swine tests.

Additional Operating Results for the Second Quarter

Gross profit for the second quarter of 2010 increased $10.8 million, or 8%, to $149.3 million from $138.4 million for the second quarter of 2009. As a percentage of total revenue, gross profit increased to 53.0% from 52.1%. The increase in the gross profit percentage was primarily attributable to reduced overall manufacturing costs associated with our IDEXX VetLab® instruments and lower depreciation on instruments placed at customer sites under usage agreements. Lower costs of service and higher selling prices in our laboratory diagnostic and consulting services business also contributed to the increase in gross profit percentage. These favorable effects were partly offset by lower average unit sales prices.

IDEXX Announces Second Quarter Results
July 23, 2010

Research and development (“R&D”) expense for the second quarter of 2010 was $17.2 million, or 6.1% of revenue, compared to $16.6 million, or 6.2% of revenue for the second quarter of 2009. The increase in R&D expense was primarily due to increased headcount and increased personnel-related costs.

Selling, general and administrative (“SG&A”) expense for the second quarter of 2010 was $77.2 million, or 27.4% of revenue, compared to $72.7 million, or 27.3% of revenue, for the second quarter of 2009. The increase in SG&A expense resulted primarily from increased headcount and increased personnel-related costs. The net unfavorable impact of changes in foreign currency exchange rates and an increase in costs attributable to information technology investments also contributed to the increase in SG&A expense.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and six months ended June 30, 2010.

Outlook for 2010

The Company provides the following updated guidance for the full year of 2010. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at its current level for the balance of 2010. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations in 2010.

•
Revenues are expected to be in the range of $1.090 to $1.100 billion, updated from guidance of $1.100 to $1.115 billion provided in April of this year, which represents reported and organic revenue growth of 6% to 7%. This change in the revenue outlook is largely due to the strengthening of the U.S. dollar against certain currencies since the date of our previous guidance.

•
EPS are expected to be in the range of $2.23 to $2.28, which is unchanged from our previous guidance as improved business performance is expected to offset the negative impact from changes in foreign currency exchange rates.

•	Free cash flow is expected to be approximately 110% of net income.(1)

(1) Free cash flow is a non-GAAP measure. It indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business.  We believe this is a common financial measure useful to further evaluate the results of operations. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

IDEXX Announces Second Quarter Results
July 23, 2010

Conference Call and Webcast Information
IDEXX will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its second quarter results and management's outlook. To participate in the conference call, dial 1-612-332-0718 or 1-800-288-8960 and reference confirmation code 165207. An audio replay will be available through July 30, 2010 by dialing 1-320-365-3844 and referencing replay code 165207.

The call will also be available via live or archived webcast on the IDEXX web site at www.idexx.com.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and to build more economically successful practices. IDEXX is also a worldwide leader in providing livestock and poultry diagnostic tests and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories, Inc. employs more than 4,800 people and offers products to customers in over 100 countries.

IDEXX Announces Second Quarter Results
July 23, 2010

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “may,” “anticipates,” “intends,” “would,” “will,” “plans,” “believes,” “estimates,” “should,” and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company’s ability to achieve economies of scale in its worldwide network of laboratories; the impact of a weak economy on demand for the Company’s products and services; the effectiveness of the Company’s sales and marketing activities; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the Company’s ability to manufacture complex biologic products; the impact of changes and disruptions in financial and currency markets; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company’s products that are sold through distribution; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company’s products; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the impact of the Company’s inexperience in the human point-of-care market; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company’s operations due to natural disasters or system failures; the loss of key employees; class action litigation due to stock price volatility; the effect on the Company’s stock price if quarterly or annual operations results do not meet expectation of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and quarterly report on Form 10-Q  for the quarter ended March 31, 2010, in the section captioned "Risk Factors.”

IDEXX Announces Second Quarter Results
July 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2010	2009	2010	2009
Revenue:	Revenue	$281,482	$265,723	$550,007	$502,178
Expenses and
Income:	Cost of revenue	132,198	127,283	258,362	239,305
	Gross profit	149,284	138,440	291,645	262,873
	Sales and marketing	44,167	41,876	88,583	82,861
	General and administrative	33,076	30,794	65,884	59,862
	Research and development	17,206	16,594	33,915	32,533
	Income from operations	54,835	49,176	103,263	87,617
	Interest expense, net	551	403	863	799
	Income before provision for income taxes	54,284	48,773	102,400	86,818
	Provision for income taxes	17,087	15,106	32,175	27,080
Net Income:	Net income	37,197	33,667	70,225	59,738
	Less: Net income attributable to noncontrolling
	interest	4	-	6	-
	Net income attributable to IDEXX Laboratories, Inc.
	stockholders	$37,193	$33,667	$70,219	$59,738
	Earnings per share: Basic	$0.64	$0.57	$1.21	$1.01
	Earnings per share: Diluted	$0.62	$0.55	$1.17	$0.98
	Shares outstanding: Basic	57,747	58,911	57,890	59,041
	Shares outstanding: Diluted	59,646	60,697	59,875	60,688

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2010	2009	2010	2009
Operating	Gross profit	53.0%	52.1%	53.0%	52.3%
Ratios (as a percentage of revenue):	Sales, marketing, general and administrative expense	27.4%	27.3%	28.1%	28.4%
	Research and development expense	6.1%	6.2%	6.2%	6.5%
	Income from operations(1)	19.5%	18.5%	18.8%	17.4%

International Revenue:	International revenue (in thousands)	$113,701	$105,999	$222,360	$196,411
	International revenue as percentage of
	total revenue	40.4%	39.9%	40.4%	39.1%

(1) The sum of individual items may not equal the total due to rounding.

IDEXX Announces Second Quarter Results
July 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2010	2009	2010	2009
Revenue:	CAG	$232,320	$217,289	$453,737	$410,981
	Water	19,448	19,165	37,312	35,016
	LPD	19,160	19,639	39,101	37,905
	Other	10,554	9,630	19,857	18,276
	Total	$281,482	$265,723	$550,007	$502,178

Gross Profit:	CAG	$119,632	$108,334	$232,962	$204,776
	Water	12,229	12,554	23,443	23,710
	LPD	13,105	13,299	26,579	26,407
	Other	4,248	4,193	8,401	7,741
	Unallocated	70	60	260	239
	Total	$149,284	138,440	$291,645	$262,873

Income from Operations:	CAG	$44,879	$39,912	$84,646	$68,991
	Water	7,917	8,608	15,040	15,920
	LPD	4,188	5,108	8,922	10,058
	Other	202	(30)	462	99
	Unallocated	(2,351)	(4,422)	(5,807)	(7,451)
	Total	$54,835	$49,176	$103,263	$87,617

Gross Profit
(as a percentage of revenue):	CAG	51.5%	49.9%	51.3%	49.8%
	Water	62.9%	65.5%	62.8%	67.7%
	LPD	68.4%	67.7%	68.0%	69.7%
	Other	40.3%	43.5%	42.3%	42.4%
	Total	53.0%	52.1%	53.0%	52.3%

Income from Operations
(as a percentage of revenue):	CAG	19.3%	18.4%	18.7%	16.8%
	Water	40.7%	44.9%	40.3%	45.5%
	LPD	21.9%	26.0%	22.8%	26.5%
	Other	1.9%	(0.3)%	2.3%	0.5%
	Total	19.5%	18.5%	18.8%	17.4%

IDEXX Announces Second Quarter Results
July 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Three Months Ended
Net Revenue	June 30, 2010	June 30, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

CAG	$232,320	$217,289	$15,031	6.9%	0.3%	0.7%	5.9%
Water	19,448	19,165	283	1.5%	0.3%	-	1.2%
LPD	19,160	19,639	(479)	(2.4)%	(2.8)%	-	0.4%
Other	10,554	9,630	924	9.6%	(0.4)%	-	10.0%
Total	$281,482	$265,723	$15,759	5.9%	0.0%	0.6%	5.3%

Three Months Ended
Net CAG Revenue	June 30, 2010	June 30, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

Instruments and consumables	$86,455	$83,732	$2,723	3.3%	(0.6)%	-	3.9%
Rapid assay products	40,481	41,567	(1,086)	(2.6)%	0.4%	-	(3.0)%
Laboratory diagnostic and consulting services	86,048	77,876	8,172	10.5%	0.9%	1.8%	7.8%
Practice information systems and digital radiography	19,336	14,114	5,222	37.0%	1.5%	1.0%	34.5%
Net CAG revenue	$232,320	$217,289	$15,031	6.9%	0.3%	0.7%	5.9%

(1) The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended June 30, 2010 and the same period of the prior year applied against foreign currency denominated revenues for the three months ended June 30, 2010.

(2) Represents the percentage change in revenue during the three months ended June 30, 2010 compared to the three months ended June 30, 2009 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to March 31, 2009.

(3) Organic Growth

IDEXX Announces Second Quarter Results
July 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Six Months Ended
Net Revenue	June 30, 2010	June 30, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

CAG	$453,737	$410,981	$42,756	10.4%	1.8%	0.8%	7.8%
Water	37,312	35,016	2,296	6.6%	2.3%	-	4.3%
LPD	39,101	37,905	1,196	3.2%	0.8%	-	2.4%
Other	19,857	18,276	1,581	8.7%	0.6%	-	8.1%
Total	$550,007	$502,178	$47,829	9.5%	1.7%	0.6%	7.2%

Six Months Ended
Net CAG Revenue	June 30, 2010	June 30, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

Instruments and consumables	$169,837	$155,967	$13,870	8.9%	1.4%	-	7.5%
Rapid assay products	79,924	79,244	680	0.9%	0.9%	-	0.0%
Laboratory diagnostic and consulting services	165,888	146,568	19,320	13.2%	2.9%	1.9%	8.4%
Practice information systems and digital radiography	38,088	29,148	8,940	30.7%	1.8%	0.8%	28.1%
Pharmaceutical products	-	54	(54)	(100.0)%	-	(100.0)%	-
Net CAG revenue	$453,737	$410,981	$42,756	10.4%	1.8%	0.8%	7.8%

(1) The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the six months ended June 30, 2010 and the same period of the prior year applied against foreign currency denominated revenues for the six months ended June 30, 2010.

(2) Represents the percentage change in revenue during the six months ended June 30, 2010 compared to the six months ended June 30, 2009 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to December 31, 2008.

(3) Organic Growth

IDEXX Announces Second Quarter Results
July 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		June 30,	December 31,
		2010	2009
Assets:	Current Assets:
	Cash and cash equivalents	$117,975	$106,728
	Accounts receivable, net	127,138	115,107
	Inventories, net	122,032	110,425
	Other current assets	43,407	44,078
	Total current assets	410,552	376,338
	Property and equipment, at cost	355,028	346,592
	Less: accumulated depreciation	158,314	146,646
	Property and equipment, net	196,714	199,946
	Other long-term assets, net	226,469	232,243
	Total assets	$833,735	$808,527

Liabilities and Stockholders’ Equity:	Current Liabilities:
	Accounts payable	$23,190	$19,133
	Accrued liabilities	99,629	104,959
	Debt	134,700	119,603
	Deferred revenue	13,681	12,610
	Total current liabilities	271,200	256,305
	Long-term debt, net of current portion	3,856	4,281
	Other long-term liabilities	34,402	33,362
	Total long-term liabilities	38,258	37,643

	Total IDEXX Laboratories, Inc. stockholders’ equity	524,261	514,569
	Noncontrolling interest	16	10
	Total stockholders’ equity	524,277	514,579
	Total liabilities and stockholders’ equity	$833,735	$808,527

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information (Unaudited)

		Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
		2010	2010	2009	2009	2009
Selected
Balance Sheet Information:	Days sales outstanding	41.8	41.7	38.9	41.2	40.2
	Inventory turns	1.9	2.0	1.9	1.8	1.8

IDEXX Announces Second Quarter Results
July 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2010	2009
Operating:	Cash Flows from Operating Activities:
	Net income	$70,225	$59,738
	Non-cash charges	31,089	35,032
	Changes in current assets and liabilities	(16,857)	(22,534)
	Tax benefit from exercises of stock options and vesting of restricted stock units	(9,372)	(1,355)
	Net cash provided by operating activities	75,085	70,881
Investing:	Cash Flows from Investing Activities:
	Purchase of property and equipment	(17,437)	(21,360)
	Proceeds from disposition of pharmaceutical product lines	-	1,377
	Proceeds from sale of property and equipment	64	1,076
	Acquisitions of intangible assets	(144)	-
	Net cash used by investing activities	(17,517)	(18,907)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	15,099	3,782
	Payment of other notes payable	(400)	(436)
	Purchase of treasury stock	(83,724)	(39,725)
	Proceeds from the exercises of stock options and employee stock purchase plans	16,446	6,888
	Tax benefit from exercises of stock options and vesting of restricted stock units	9,372	1,355
	Net used by financing activities	(43,207)	(28,136)
	Net effect of changes in exchange rates on cash	(3,114)	1,038
	Net increase in cash and cash equivalents	11,247	24,876
	Cash and cash equivalents, beginning of period	106,728	78,868
	Cash and cash equivalents, end of period	$117,975	$103,744

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2010	2009
Free Cash Flow:	Net cash provided by operating activities	$75,085	$70,881
	Financing cash flows attributable to tax benefit from exercises of stock options
	and vesting of restricted stock units	9,372	1,355
	Purchase of property and equipment	(17,437)	(21,360)
	Free cash flow	$67,020	$50,876

IDEXX Announces Second Quarter Results
July 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Share repurchases during the period	422	593	1,513	1,061
Average price paid per share	$61.66	$41.72	$55.32	$37.46

Shares remaining under repurchase authorization as of June 30, 2010:			4,780

Share repurchases does not include shares surrendered by employees in payment for the minimum required withholding taxes due on the exercise of stock options, the vesting of restricted stock units and the settlement of deferred stock units, and in payment for the exercise price of stock options.